                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                      (in thousands except for share data)
                      ------------------------------------

                                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                                     --------------------   --------------------
                                                       MAY 1,     MAY 2,     MAY 1,     MAY 2,
                                                       1994       1993       1994       1993
                                                     --------   --------    -------   ---------

  Net income (loss) before cumulative effect of
    accounting changes applicable to primary
    earnings per common share                        $(2,687)   $(22,201)   $ 5,048   $ (30,716)

  Add back interest and issue expense on
    convertible debentures, net of tax
    adjustment                                         1,234       1,229      3,693       3,712
                                                     -------    --------    -------   ---------

  Adjusted net income before cumulative
    effect of accounting changes applicable to
    common stock on a fully diluted basis             (1,453)    (20,972)     8,741     (27,004)
  Cumulative effect of accounting changes,
    net of taxes                                           -           -          -    (223,950)
                                                     -------    --------    -------   ---------

  Net income (loss) applicable to fully
    diluted earnings per share                       $(1,453)   $(20,972)   $ 8,741   $(250,954)
                                                     =======    ========    =======   =========

  Average number of shares outstanding on
  a fully diluted basis:
    Shares used in primary earnings
       per share                                      18,063      17,898     18,041      17,889
    Shares on conversion of debentures                 2,674       2,674      2,674       2,674
                                                     -------    --------    -------   ---------

  Average number of shares outstanding
    on a fully diluted basis                          20,737      20,572     20,715      20,563
                                                     =======    ========    =======   =========

  Fully diluted net income (loss) per
    common share before cumulative
    effect of  accounting change                     $ (0.07)   $  (1.02)   $  0.42   $   (1.31)

  Loss from cumulative effect of
    accounting changes, net of taxes                                                     (10.89)
                                                     -------    --------    -------   ---------
  Fully diluted net income (loss) per
    common share                                     $ (0.07)   $  (1.02)   $  0.42   $  (12.20)
                                                     =======    ========    =======   =========

    Note:

    The assumed conversion of the Company's convertible debentures were anti-dilutive or did not have a materially dilutive impact on earnings per share, hence only primary earnings per share is presented in the Company's Consolidated Financial Statements.

                                                                EXHIBIT 11.2